As filed with the Securities and Exchange Commission on July  20, 1995
                          Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        OPTICAL COATING LABORATORY, INC.
             (Exact name of registrant as specified in its charter)

    DELAWARE                                      68-0164244
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)               Identification No.)

                             2789 Northpoint Parkway
                       Santa Rosa, California  95407-7397
                    (Address of Principal Executive Offices)

                             HERBERT M. DWIGHT, JR.
                        Optical Coating Laboratory, Inc.
                             2789 Northpoint Parkway
                       Santa Rosa, California  95407-7397
                     (Name and address of agent for service)

                                   Copies to:
                                JOHN V. ERICKSON
                               Collette & Erickson
                              555 California Street
                        San Francisco, California  94104
                                 (415) 788-4646

Approximate date of commencement of proposed sale to the public is as soon as practicable following the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                       Proposed     Proposed
                                       maximum      maximum
                           Amount      offering     aggregate  Amount of
Title of Securities        to be       price        offering   registration
to be registered           registered  per unit(a)  price(a)   fee
Common Stock,
$.01 par value          164,735 shares   $11.00    $1,812,085    $624.86

(a) Estimated solely for the purpose of determining the registration fee. Pursuant to Section 6(b) of the Securities Act of 1933 and Rule 457(c) of the Securities Act Rules, the computation of fees is based upon the average of the high and low prices on July 18, 1995, of the Registrant's Common Stock as reported in The Wall Street Journal on July 19, 1995.


                        CROSS-REFERENCE SHEET PURSUANT TO
                          ITEM 501(b) OF REGULATION S-K

Item Number and Heading              Location or Caption in Prospectus

1.  Forepart of the Registration     Cover Page
    Statement and Outside Front
    Cover Page of Prospectus

2.  Inside Front Cover and Outside
    Back Cover Pages of Prospectus   Inside Front Cover

3.  Summary Information, Risk        The Company
    Factors and Ratio of Earnings
    to Fixed Charges

4.  Use of Proceeds                  Not Applicable

5.  Determination of Offering Price  Not Applicable

6.  Dilution                         Not Applicable

7.  Selling Security Holders         Selling Stockholders

8.  Plan of Distribution             Plan of Distribution

9.  Description of Securities to
    be Registered                    Not Applicable

10. Interest of Named Experts
    and Counsel                      Not Applicable

11. Material Changes                 Not Applicable

12. Incorporation of Certain         Incorporation of Certain
    Information by Reference         Documents by Reference

13. Disclosure of Commission         Disclosure of Commission
    Position on Indemnification for  Position on Indemnification for
    Securities Act Liabilities       Securities Act Liabilities





PROSPECTUS

                                 164,735 Shares



                        OPTICAL COATING LABORATORY, INC.
                                   Common Stock
                                ($.01 Par Value)

                                _________________



This Prospectus relates to shares of Common Stock, $.01 par value, of Optical Coating Laboratory, Inc. (the "Company") that are being offered by the Selling Stockholders. The Company will receive none of the proceeds from the sale of such shares. The Selling Stockholders obtained these shares as partial payment in connection with the Company's purchase of Netra Corporation from, among other individuals, the Selling Stockholders. See "Selling Stockholders" .



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _________________


                  The date of this Prospectus is July 20, 1995.




                   TABLE OF CONTENTS               Page in
                                                Prospectus

AVAILABLE INFORMATION                                    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE          1
THE COMPANY                                              2
SELLING STOCKHOLDERS                                     2
PLAN OF DISTRIBUTION                                     3
DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES         3

                              AVAILABLE INFORMATION

     OPTICAL COATING LABORATORY, INC. (hereinafter sometimes referred to as "OCLI" or the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the Public Reference Room of the Commission, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549; and at its regional offices located at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborne Street, Chicago, Illinois 60604, and 26 Federal Plaza, New York, New York 10278. Copies of such material can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.

     The Company's Common Stock, $.01 par value (the "Common Stock"), is traded on the NASDAQ National Market System under the symbol "OCLI". Reports and other information concerning the Company can be inspected at this exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission: (1) the Company's annual report on Form 10-K for the fiscal year ended October 31, 1994, filed pursuant to Section 13(a) of the Exchange Act; (2) the Company's Current Report on Form 8-K dated May 8, 1995, filed pursuant to Section 13(a) of the Exchange Act; (3) the Company's quarterly reports on Form 10-Q for the fiscal quarters ended January 31, 1995 and April 30, 1995, filed pursuant to Section 13(a) of the Exchange Act; (4) the Company's proxy statement dated March 10, 1995, filed pursuant to Section 14 of the Exchange Act; and
(5) the description of the Company's Common Stock, registered under Section 12 of the Exchange Act, which is contained in the registration statement filed under such Act, including any amendment or report filed for the purpose of such description.

     All reports and definitive proxy or information statements subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents or information incorporated by reference herein, except for certain exhibits to such documents. Written or telephone requests should be directed to Agie Navarro, Assistant Secretary, Optical Coating Laboratory, Inc., 2789 Northpoint Parkway, Santa Rosa, California 95407-7397, Telephone: (707) 545-6440.

                                   THE COMPANY

     The Company was incorporated in Delaware in 1948, was reincorporated in California in 1963 and, in 1987, was again reincorporated in Delaware. The Company is engaged primarily in the design, development, manufacture and marketing of multi-layer optical thin film coated products which are used to affect and control light, and, through its wholly-owned German subsidiary, glass fabrication. Its principal offices and manufacturing facilities are at 2789 Northpoint Parkway, Santa Rosa, California 95407-7397, Telephone: (707) 545-6440. The Company also has manufacturing facilities and distribution subsidiaries throughout Europe and parts of Asia. At October 31, 1994, the Company, including its subsidiaries, had approximately 1,162 employees.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders as of the date of this Prospectus:

Name               No. of Shares  No. of Shares  No. of Share Percent of
                   of Common      of Common      of Common    Class Owned
                   Stock Prior    Stock Offered  Stock After  After Offering
                   to Offering    Pursuant to    Offering
                                  this Prospectus

Canaan Venture
  Limited Partnership   48,597        48,597          0               0
 c/o Canaan Partners
 2884 Sand Hill Road
 Suite 115
 Menlo Park, CA  94025

Canaan Venture
  Offshore Limited
     Partnership C.V.    116,138    116,138           0              0
 c/o Canaan Partners
 2884 Sand Hill Road
 Suite 115
 Menlo Park, CA  94025

     The 164,735 shares offered hereby were delivered on July 10, 1995 to the Selling Stockholders as partial payment in connection with the purchase by the Company of all of the outstanding shares of capital stock of Netra Corporation, Mountain View, California. In accordance with the Stock Purchase Agreement dated February 8, 1995 among the Company, the Selling Stockholders, and the other shareholders of Netra Corporation, the Company issued that number of shares of its Common Stock with an aggregate fair market value of $1,585,230 as of July 1, 1995. The fair market value of the Company's Common Stock was determined by taking the average between the bid and ask prices for the preceding 30 business days as reported by the National Association of Securities Dealers Automated Quotation System, Inc.



                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Common Stock offered hereby through brokers at prices prevailing at the time of such sales. The closing price of the Common Stock of the Company on July 19, 1995 was $10.125.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     In June 1986, Delaware enacted legislation which authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of directors' fiduciary "duty of care." Under prior Delaware law, directors were accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the new statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Numerous lawsuits alleging breach of directors' duty of care have been filed in connection with corporate mergers and acquisitions. The new statute permits corporations to limit available remedies of stockholders in connection with these transactions, as well as in other circumstances. The legislation has no effect on director's liability for (1) breach of the director's duty of loyalty, (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (3) a corporation's illegal payment of dividends, and (4) approval of any transaction from which the director derives an improper personal benefit. The statute will have no effect on claims arising under the federal securities laws.

     In connection with the Company's reincorporation in Delaware in November 1987, the Company included in its Certificate of Incorporation a provision limiting directors' liability to the greatest extent permitted by Delaware corporate law. In addition, the Certificate of Incorporation and the Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted under Delaware law, including circumstances in which indemnification is otherwise discretionary. The Company submitted these charter and Bylaw provisions to its stockholders, who approved them in March 1987. In addition, the Company has entered into separate Indemnification Agreements with its directors and officers to the full extent permitted by applicable law and the Company's Certificate of Incorporation. The general effect of the indemnification provisions of the Bylaws and the Indemnification Agreements is to require the Company, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (provided the officer or director acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the Company and, with respect to a criminal proceeding, provided he or she had no reasonable cause to believe that the conduct was unlawful), and to advance their expenses (including attorneys' fees) incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that its charter and Bylaw provisions and the separate Indemnification Agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, the Company is not aware of any threatened litigation or proceeding which could result in a claim for indemnification by any director or officer.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

     Securities and Exchange Commission Fee     $      625
     Printing Expenses                                 100
     Blue Sky Fees and Expenses                       - 0 -
     Legal Fees and Expenses                         1,000
     Accounting Fees and Expenses                      200

       Total                                       $ 1,925

           INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In June 1986, Delaware enacted legislation which authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of directors' fiduciary "duty of care." Under prior Delaware law, directors were accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the new statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Numerous lawsuits alleging breach of directors' duty of care have been filed in connection with corporate mergers and acquisitions. The new statute permits corporations to limit available remedies of stockholders in connection with these transactions, as well as in other circumstances. The legislation has no effect on director's liability for (1) breach of the director's duty of loyalty, (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (3) a corporation's illegal payment of dividends, and (4) approval of any transaction from which the director derives an improper personal benefit. The statute will have no effect on claims arising under the federal securities laws.

     In connection with the Company's reincorporation in Delaware in November 1987, the Company included in its Certificate of Incorporation a provision limiting directors' liability to the greatest extent permitted by Delaware corporate law. In addition, the Certificate of Incorporation and the Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted under Delaware law, including circumstances in which indemnification is otherwise discretionary. The Company submitted these charter and Bylaw provisions to its stockholders, who approved them in March 1987. In addition, the Company has entered into separate Indemnification Agreements with its directors and officers to the full extent permitted by applicable law and the Company's Certificate of Incorporation. The general effect of the indemnification provisions of the Bylaws and the Indemnification Agreements is to require the Company, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (provided the officer or director acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the Company and, with respect to a criminal proceeding, provided he or she had no reasonable cause to believe that the conduct was unlawful), and to advance their expenses (including attorneys' fees) incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that its charter and Bylaw provisions and the separate Indemnification Agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, the Company is not aware of any threatened litigation or proceeding which could result in a claim for indemnification by any director or officer.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

                                    EXHIBITS
1    Not Applicable
2    Not Applicable

4(a) Restated Certificate of Incorporation dated June 10, 1988.
     Incorporated by reference to Exhibit 4(a) of Registrant's Form 10-Q for the quarter ended July 31, 1988.

4(b) Bylaws. Incorporated by reference to Registrant's Form 8-K dated
     November 2, 1987.

4(c) Rights Agreement between Registrant and First Interstate Bank of
     California dated November 25, 1987.  Incorporated by reference to
     Exhibit 4 of Registrant's Form 10-K for the fiscal year ended October 31, 1987.

4(d) Stock Purchase Agreement dated as of February 8, 1995 by and between the Registrant, Netra Corporation and the Sellers as identified on the signature page of said agreement, each a shareholder of Netra Corporation, for the purchase by the Registrant of all of the shares of common and preferred stock of Netra Corporation. Incorporated by reference to Exhibit (4) of Registrant's Form 10-Q for the quarter ended April 30, 1995.

4(e) Optical Coating Laboratory, Inc. 12,000 shares of 8% Series C
     Convertible Redeemable Preferred Stock Purchase Agreement among the Registrant and the investors named therein dated as of May 1, 1995. Incorporated by reference to Exhibit 4(e) of Registrant's Form S-8 dated July 6, 1995.

4(f) Certificate of Designation, Preferences and Rights of Series C
     Convertible Redeemable Preferred Stock of Optical Coating Laboratory, Inc. dated May 2, 1995. Incorporated by reference to Exhibit 4(f) of Registrant's Form S-8 dated July 6, 1995.

5    Opinion and consent of Collette & Erickson.

8    Not Applicable

12   Not Applicable

15 Letter of Deloitte & Touche LLP regarding unaudited interim financial information.

23(a)     Consent of Deloitte & Touche LLP

23(b)     Consent of Counsel  (See Exhibit 5, above).

24   Power of Attorney  (See page II-5).

25   Not Applicable

26   Not Applicable

27   Not Applicable

28   Not Applicable

99   Not Applicable

                                  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnificatiaon by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California, on the 19th day of July 1995.

                         OPTICAL COATING LABORATORY, INC.




                         By  /s/JOHN M. MARKOVICH
                             John M. Markovich
                             Vice President, Finance
                             and Chief Financial Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears above or below hereby appoints John V. Erickson, Joseph C. Zils, John M. Markovich or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign and file any and all amendments to this registration statement under the Securities Act of 1933, and all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                  Title                Date

                     Chairman of the Board,
                      President and
_____________________Chief Executive Officer    July 19, 1995
Herbert M. Dwight, Jr.

                     Vice President, Finance
____________________and Chief Financial Officer July 19, 1995
John M. Markovich

                       Vice President and
______________________Corporate Controller      July 19, 1995
Josef Wally

                         Vice President
_________________________ and Director          July 19, 1995
John McCullough


_________________________   Director            July 19, 1995
Douglas C. Chance


_________________________   Director            July 19, 1995
Julian Schroeder


_________________________   Director            July 19, 1995
Renn Zaphiropoulos



                     INDEX TO EXHIBITS

Exhibit                                      Sequential
Number           Exhibit                       Page No.

1    Not Applicable

2    Not Applicable

4(a) Restated Certificate of Incorporation dated June 10, 1988.
     Incorporated by reference to Exhibit 4(a) of Registrant's Form 10-Q for the quarter ended July 31, 1988.

4(b) Bylaws. Incorporated by reference to Registrant's Form 8-K dated November 2, 1987.

4(c) Rights Agreement between Registrant and First Interstate
     Bank of California dated November 25, 1987. Incorporated by reference to Exhibit 4 of Registrant's Form 10-K for fiscal year ended October 31, 1987.

4(d) Stock Purchase Agreement dated as of February 8, 1995 by and between the Registrant, Netra Corporation and the Sellers as identified on the signature page of said agreement, each a shareholder of Netra Corporation, for the purchase by the Registrant of all of the shares of common and preferred stock of Netra Corporation. Incorporated by reference to Exhibit (4) of Registrant's Form 10-Q for the quarter ended April 30, 1995.

4(e) Optical Coating Laboratory, Inc. 12,000 shares of 8% Series C
     Convertible Redeemable Preferred Stock Purchase Agreement among the Registrant and the investors named therein dated as of May 1, 1995. Incorporated by reference to Exhibit 4(e) of Registrant's Form S-8 dated July 6, 1995.

4(f) Certificate of Designation, Preferences and Rights of Series C
     Convertible Redeemable Preferred Stock of Optical Coating Laboratory, Inc. dated May 2, 1995. Incorporated by reference to Exhibit 4(e) of Registrant's Form S-8 dated July 6, 1995.

5    Opinion and consent of Collette & Erickson.                   13

8    Not applicable

12   Not applicable

15   Letter of Deloitte & Touche LLP regarding unaudited interim
     financial information.                                         15

23(a) Consent of Deloitte & Touche LLP                              16

23(b) Consent of Counsel  (See Exhibit 5, above).

24   Power of Attorney (See page II-5)

25   Not Applicable

26   Not Applicable

27   Not Applicable

28   Not Applicable

99   Not Applicable